                           ASSET PURCHASE AGREEMENT


                          Dated as of June __, 1998

                                by and between

                                  VDI MEDIA,
                                 as Purchaser

                                     and

                                ALL POST, INC.,
                                   as Seller

                                                                  Execution Copy

                            ASSET PURCHASE AGREEMENT


       THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June __, 1998, by and between VDI Media, a California corporation ("Purchaser") and All Post, Inc., a California corporation ("Seller").

                                 R E C I T A L S

       A. Purchaser desires to purchase from Seller, and Seller desires to sell, convey, transfer, assign and deliver to Purchaser, certain assets of Seller upon the terms and subject to the conditions of this Agreement.

                                A G R E E M E N T

       NOW, THEREFORE, in consideration of the foregoing and the provisions set forth below, and subject to the terms and conditions set forth herein, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

       As used in this Agreement, the following terms shall have the meanings indicated below:

       "ACCOUNTS RECEIVABLE" shall mean the accounts, notes and other receivables of Seller related to the Business.

       "ACCOUNTS PAYABLE" shall mean those accounts payable of the Seller related to the Business which are Assumed Liabilities.

       "ACTION" shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

       "AFFILIATE" shall mean, in respect of any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person or if such specified Person bears a familial relationship with such other Person.

       "AFFILIATED PARTIES" shall have the meaning set forth in Section 10.2.

       "AGREEMENT" shall have the meaning set forth in the Preamble.

       "AGREEMENTS NOT TO COMPETE" shall mean the agreement in substantially the form of

Exhibit A hereto.

       "ANCILLARY AGREEMENTS" shall mean the Deed of Trust, the Hollywood Lease, the Olive Lease, the Assumption Agreement and the Secured Indemnity Agreement, substantially in the forms attached hereto as Exhibits B, C, D, F, and G, respectively.

       "ASSETS" shall mean all of the right, title and interest in and to the assets described on Exhibit E hereto, and all of Seller's right, title and interest in the following, in each case only to the extent related to the
Business:

              (i) all Accounts Receivable and contingent rights relating thereto (whether current or noncurrent), refunds, deposits, advances, all advance payments, prepaid expense items and credits relating to the Business, prepayments or prepaid expenses and all other receivables arising out of the Business;

              (ii)   all Contract Rights;

              (iii)  all Personal Property Leases;

              (iv)   all Books and Records;

              (v)    all Proprietary Rights;

              (vi)   all computers and software;

              (vii)  all tape stock on hand on the Closing Date;

              (viii) the name "ALL POST, INC." and all variations thereof;

              (ix) all supplies, sales literature, promotional literature, customer, supplier and distributor lists, sales art work, display units, telephone and fax numbers and purchasing records related to the Business;

              (x) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to Seller pertaining to the Business or affecting the Assets;

              (xi) all claims, causes of action (other than the Barsotti Action and the Compact Storage Action), choses in action, rights of recovery and rights of set-off of any kind related to the Assets or the Assumed Liabilities, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Seller on or prior to the Closing Date except to the extent that any of the foregoing relate to any of the Excluded Liabilities; and

              (xii) all of the Business as a going concern and the goodwill pertaining thereto.

       "ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.2.

       "BALANCE SHEET" or "BALANCE SHEETS" shall have the meaning set forth in Section 4.7(a).

       "BARSOTTI ACTION" means the litigation between Seller, Westar Capital Associates and Scott Barsotti Case Number EC 022591, Superior Court of the State of California for the County of Los Angeles, including any related cross-claims and complaints.

       "BOOKS AND RECORDS" shall mean (a) all records, files and lists of Seller pertaining to the Assets, (b) all records and lists, customers, suppliers, vendors or clients of Seller pertaining to the Business and (c) all books, ledgers, files, reports, plans, drawings, merchandise and sales promotion literature and promotional and advertising materials, all catalogues, research material, management information systems, software, technology and specifications and operating records of every kind maintained by Seller pertaining to the Business.

       "BUSINESS" shall mean the following business lines of Seller: duplication, vault storage, audio layback, audio production, editing, telecine, compression and ancillary services, but in no event shall "Business" include the Cinetech Business.

       "BUSINESS DAY" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Los Angeles.

       "CINETECH BUSINESS" shall mean the business, as of the date hereof, of Post Optical Services, Inc., doing business as Cinetech, which is limited to the preservation and restoration of film and audio elements.

       "CLOSING" shall have the meaning set forth in Section 3.1.

       "CLOSING DATE" shall mean (a) June __, 1998 or (b) such other date as Purchaser and Seller shall mutually agree upon.

       "COBRA" shall have the meaning set forth in Section 4.15(e).

       "CODE" shall mean the Internal Revenue Code of 1986, as amended.

       "COMPACT STORAGE ACTION" means the litigation between Seller and Compact Storage Systems, Inc. ("Compact Storage vs. All Post, et al") Case Number EC024064, Superior Court, North Central District, including any related cross-claims and complaints.

       "CONTRACT" shall mean, other than any Lease, any agreement, contract, note, loan, evidence of indebtedness, purchase order, undertaking, obligation or commitment to which Seller is a party or is bound and which relates to the Business or the Assets, whether oral or written, including, without limitation, purchase commitments for materials and other services, whether or not entered into in the ordinary course of business, relating to the Business, Seller's rights under any confidentiality agreements relating to the Business (if and to the extent assignable), all unfilled sales orders, invoices, contracts and commitments with customers relating to the Business, all unfilled purchase orders, invoices, contracts and commitments with suppliers relating to the Business.

       "CONTRACT RIGHTS" shall mean all of Seller's rights and obligations under the Contracts, excluding any such Contracts evidencing Financing Obligations.

       "COPYRIGHTS" shall mean registered copyrights, copyright applications and unregistered copyrights.

       "COURT ORDER" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

       "DAMAGES" shall have the meaning set forth in Section 10.2.

       "DEFAULT" shall mean (a) a breach of or default under any Contract, Lease or Permit, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, Lease or Permit, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract, Lease or Permit.

       "DEED OF TRUST" shall mean that certain Deed of Trust, dated as of the Closing Date, by Seller, as Trustor, to First American Title Insurance Company, as trustee, for the benefit of Purchaser, as beneficiary, securing Seller's indemnity obligations set forth in the Secured Indemnity Agreement, in substantially the form of Exhibit B hereto.

       "DISCLOSURE SCHEDULE" shall mean a schedule executed and delivered by Seller to Purchaser as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

       "DISCONTINUED OPERATIONS" shall mean any businesses or operations previously sold or otherwise disposed of by Seller and any ongoing indemnification obligations in connection therewith.

       "EARN-OUT" shall have the meaning set forth in Section 2.4(a)(ii).

       "EARN-OUT PERIOD" shall mean the period commencing on the day after the Closing Date and ending on the first anniversary of the Closing.

       "ENCUMBRANCE" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

       "ENVIRONMENTAL LIABILITIES FOR PRE-CLOSING MATTERS" shall mean any and all liabilities, damages, losses, costs and expenses arising from any Pre-Closing Environmental Matters, including, without limitation, costs of investigation, cleanup, removal, remedial, corrective or response action, the costs associated with posting financial assurances for the completion of investigation, cleanup, removal, remedial, corrective or response actions, attorneys' fees, the preparation of any closure or other necessary or required plans or analyses, or other necessary reports or analyses submitted to or prepared for regulating agencies.

       "ENVIRONMENTAL PROTECTION LAWS" shall mean all federal, state, local and foreign laws, statutes, regulations having the force and effect of law, permits, court decrees, judgments, injunctions and written orders concerning
(i) public health and safety relating to exposure of humans to toxic or hazardous substances or otherwise relating to Regulated Substances or
(ii) pollution or protection of the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 ET SEQ.); the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ. ); the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 ET SEQ.); the Clean Water Act (33 U.S.C. Section 1251 ET SEQ.); the Safe Drinking Water Act (14 U.S.C. Section 1401 ET SEQ.); the Toxic Substances Control Act (15 U.S.C.
Section 2601 ET SEQ.), the Federal Insecticide, Fungicide, and Rodenticide
Act (7 U.S.C. Section 136 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401
ET SEQ.); the Emergency Planning and Community Right-to-Know Act (42 U.S.C.
Section 11001-11005, 11021-11023, and 11041-11050); the Porter-Cologne Water
Quality Act (California Water Code Section 13000-13999.19); the Hazardous
Waste Control Law (California Health & Safety Code Section 25100-25250.25);
the Safe Drinking Water and Toxic Enforcement Act (California Health & Safety Code Section 25249.5-25249.13); California Health & Safety Code
Section 25280-25299.81 (regarding Underground Storage of Hazardous Substances) and Section 25500-25545 (regarding Hazardous Materials Inventories and Emergency Plans); the Hazardous Substance Account Act (California Health & Safety Code
Section 25300-25393); and California Health & Safety Code Section 39000-44384 regarding Air Resources; in each case including the regulations promulgated thereunder, including, without limitation, the regulations promulgated by the South Coast Air Quality Management District; each as supplemented or amended from time to time.

       "EPA" shall mean the United States Environmental Protection Agency, or any successor United States governmental agency.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

       "ERISA AFFILIATE" shall mean with respect to any person (a) any corporation that is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which that person is a member,
(b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control, within the meaning of Sec-tion 414(c) of the Code, of which that person is a member, and (c) any member of an affiliated service group, within the meaning of Section 414(m) and (o) of the Code, of which that person or any entity described in clause (a) or
(b) is a member.

       "ESCROW AGREEMENT" shall mean the agreement relating to the Holdback Escrow referred to in Section 19 of the Deed of Trust among Purchaser, Seller and the escrow agent named therein.

       "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 2.3.

       "FACILITIES" shall mean all plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and all real property and related facilities which are used or held for use in connection with the Business.

       "FINANCIALS" shall have the meaning set forth in Section 4.7(a).

       "FINANCING OBLIGATIONS" shall mean (a) indebtedness of Seller for borrowed money, (b) obligations of Seller evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) obligations under capitalized leases, (d) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation of Seller with respect to the deferred purchase price of property (other than customary trade credit), (e) interest rate and currency obligation swaps, hedges and similar arrangements and (f) all obligations of Seller to guaranty any of the foregoing types of obligations on behalf of others, in each case as related to the Business.

       "FORMER FACILITY" shall mean each plant, office, manufacturing facility, store, warehouse, improvement, administrative building and all real property and related facilities that were owned, leased or operated by Seller at any time prior to the date hereof, but excluding any Facilities.

       "GAAP" shall mean generally accepted accounting principles consistently applied as in effect at the time in question.

       "HOLLYWOOD LEASE" shall mean a lease, dated as of the Closing Date, between Seller, as lessor, and Purchaser, as lessee, with respect to that real property located at 1133 N. Hollywood Way, Burbank, California 91505, in the form attached hereto as Exhibit C, as modified on or prior to the Closing by mutual agreement of Purchaser and Seller.

       "INDEMNIFIED PARTY" shall have the meaning set forth in Section 10.7.

       "INDEMNIFYING PARTY" shall have the meaning set forth in Section 10.7.

       "INSURANCE POLICIES" shall mean the insurance policies related to the Assets and/or the Business listed in Section 4.22 of the Disclosure Schedule.

       "INTANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in
Section 4.13(a).

       "INTERIM BALANCE SHEET" shall have the meaning set forth in
Section 4.7(b).

       "INTERIM FINANCIALS" shall have the meaning set forth in Section 4.7(b).

       "IRS" shall mean the Internal Revenue Service.

       "LEASED PERSONAL PROPERTY" shall mean all leased property described in the Personal Property Leases.

       "LIABILITIES" shall mean any liability of Seller, including, without limitation, any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured, known, unknown or other, in each case as related to the Business.

       "LICENSES" shall have the meaning set forth in Section 4.13(a).

       "MATERIAL CONTRACTS" shall have the meaning set forth in Section 4.16.

       "MULTI-EMPLOYER PLANS" shall have the meaning set forth in Section
4.14(a).

       "OLIVE LEASE" shall mean a month-to-month lease, dated as of the Closing Date, between Seller, as lessor, and Purchaser, as lessee, with respect to that real property located at 2660 West Olive Avenue, Burbank, California 91505, in the form attached hereto as Exhibit D, as modified on or prior to the Closing by mutual agreement of Purchaser and Seller.

       "OLIVE STREET PROPERTY" shall mean that real property located at 2660 West Olive Avenue, Burbank, California 91505 owned by Seller.

       "PATENTS" shall mean all patents and patent applications and registered designs and registered design applications.

       "PERMITS" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of, the Business.

       "PERMITTED ENCUMBRANCES" shall have the meaning set forth in
Section 8.13.

       "PERSON" shall mean any natural person or any corporation, partnership, joint venture, limited liability company or other entity.

       "PERSONAL PROPERTY" shall have the meaning set forth in Section 4.26.

       "PERSONAL PROPERTY LEASES" shall have the meaning set forth in
Section 4.26.

       "PLANS" shall have the meaning set forth in Section 4.15(a).

       "PRE-CLOSING ENVIRONMENTAL MATTERS" shall mean (a) the production, use, generation, storage, treatment, recycling, disposal or other handling or disposition at any time on or prior to the Closing Date (collectively "Handling") of any Regulated Substance, either in, on, under or from any Facility or Former Facility, including, without limitation, the effects of such Handling of Regulated Substances on resources, persons or property within or outside the boundaries of any Facility or Former Facility, (b) any release of Regulated Substances at any time on or prior to the Closing Date occurring in, on or under any Facility or Former Facility regardless of how the Regulated Substances came to rest in, on or under the Facility or Former Facility, (c) the failure on or prior to the Closing Date of any Facility or Former Facility or any operation of Seller to be in compliance with any Environmental Laws, and (d) any other act or omission occurring, or condition existing, with respect to the Assets or the Business on or prior to the Closing Date which gives rise to liability under any Environmental Protection Law.

       "PRIME RATE" shall mean the lesser of (i) the prime rate as reported from time to time by THE WALL STREET JOURNAL or (ii) the maximum rate permitted by applicable law.

       "PROPRIETARY RIGHTS" shall mean all of Seller's Copyrights, Patents, Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights, in each case as relates to the Business.

       "PURCHASER" shall have the meaning set forth in the Preamble.

       "REGULATED SUBSTANCE" shall mean any chemical or substance subject to or regulated under any Environmental Protection Law including, without limitation, any "pollutant or contaminant" or "hazardous substance" as those terms are defined in CERCLA, any "hazardous waste" as that term is defined in RCRA, and any other hazardous or toxic wastes, substances, or materials, petroleum (including crude oil and refined and unrefined fractions thereof), polychlorinated biphenyls ("PCBs"), infectious waste, special waste, pesticides, fungicides, solvents, herbicides, flammables, explosives, asbestos and asbestos containing material, and radioactive materials, whether injurious by themselves or in combination with other materials.

       "REGULATIONS" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions and orders of any foreign, federal, state or local government and any other governmental department or agency.

       "RELEASE DOCUMENTS" shall have the meaning set forth in Section
3.2(a)(vi).

       "REPRESENTATIVE" shall mean any officer, director, principal, attorney, agent, employee or other representative.

       "SECURED INDEMNITY AGREEMENT" shall mean the Secured Indemnity Agreement between


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Purchaser and Seller dated as of the Closing Date, in substantially the form of Exhibit G hereto.

       "SELLER" shall have the meaning set forth in the Preamble.

       "SUBSIDIARY" shall mean (a) with respect to Seller, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by Seller or one or more of the other Subsidiaries of that Person or a combination thereof, (b) any partnership in which Seller is a general partner and any limited liability company in which Seller is the managing member, or (c) any partnership or limited liability company in which Seller possesses a 50% or greater interest in the total capital or total income of such partnership or limited liability company.

       "TAX" or "TAXES" shall mean any and all taxes imposed or required to be collected by any federal, state or local taxing authority in the United States, or by any foreign taxing authority under any statute or regulation, including, without limitation, all income, gross receipts, sales, use, personal property, use and occupancy, business occupation, mercantile, ad valorem, transfer, license, withholding, payroll, employment, excise, real estate, environmental, capital stock, franchise, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties and other additions thereto.

       "TRADEMARKS" shall mean registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

       "TRANSACTIONS" shall mean, in respect of any party, all transactions contemplated by this Agreement that involve, relate to or affect such party.

       "TRANSFERRED EMPLOYEES" shall have the meaning set forth in Section
6.6(a).

       "UNITED STATES GOVERNMENT" shall mean the government of the United States, including any agencies, commissions, branches, instrumentalities and departments thereof.


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
                                      ARTICLE 2

                             PURCHASE AND SALE OF ASSETS

       SECTION 2.1 TRANSFER OF ASSETS. Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall acquire from Seller, the Assets (including, without limitation, those assets of Seller listed on Exhibit E hereto), free and clear of all Encumbrances.

       SECTION 2.2 ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions contained herein, at the Closing, Purchaser shall assume the Liabilities under the Accounts Payable, Contracts and Leases which are listed on
Schedule 2.2 attached hereto (collectively, "Assumed Liabilities").

       SECTION 2.3 EXCLUDED LIABILITIES. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in
Section 2.2, Purchaser shall not assume, or otherwise be responsible for, any Liabilities of Seller, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof (the "Excluded Liabilities"), which Excluded Liabilities include, without limitation, the following:

       (a) except as otherwise expressly provided in Section 6.6, any Liability to or in respect of any employees or former employees of Seller including without limitation (i) any employment agreement, whether or not written, between Seller and any person, (ii) any Liability under any Employee Benefit Plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller or under which Seller may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liability with respect to Seller's withdrawal or partial withdrawal from or termination of any Employee Benefit Plan, (iii) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date and (iv) any liabilities or obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, including the rules and regulations promulgated thereunder;

       (b) any Liability of Seller in respect of (i) any income tax or any interest, penalties or additions pertaining thereto, (ii) any other Tax relating to any period or portion thereof prior to the date of the Interim Balance Sheet and not reflected on the Interim Balance Sheet or (iii) any other Tax relating to any period or portion thereof from the date of the Interim Balance Sheet unless such Tax is incurred (A) in the ordinary course of business consistent with past practice and (B) in compliance with the terms of this Agreement;

       (c) any warranty claims and any Liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, express or implied representation, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of Seller or any other person or entity on or prior to the Closing Date;

       (d) any Liability of Seller arising out of or related to any Action against Seller or any Action which adversely affects the Assets and which shall have been asserted on or prior to the Closing Date or the basis of which shall have arisen on or prior to the Closing Date;

       (e) any Liability of Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement (including without limitation any Liability of Seller for fees or expenses incurred in connection with such transactions and any Liability of Seller pursuant to Article X hereof);

       (f) any Liability related to any Former Facility or any of the Discontinued Operations;

       (g)    any Financing Obligation

       (h) any Environmental Liabilities for Pre-Closing Matters, whether or not disclosed in the Disclosure Schedule;

       (i) any Liability of Seller for fees or expenses incurred prior to the date hereof in connection with the review by Ernst & Young LLP of the financial statements of Seller;

       (j) any Liability of Seller not directly related or incurred with respect to the conduct of the Business;

       (k) except to the extent provided for herein, any indebtedness for borrowed money;

       (l)    any amounts payable to any Affiliate of Seller;

       (m) liability arising from or in connection with the Barsotti Action or the Compact Storage Action;

       (n)    any cash overdraft liability; and

       (o)    any Liabilities accruing prior to the Closing Date.

       SECTION 2.4   PURCHASE PRICE.

       (a) PURCHASE PRICE. The purchase price for the Assets and the Agreements Not To Compete (the "Purchase Price") shall consist of:

              (i)    Thirteen Million Dollars ($13,000,000) (the "Cash
Payment"); and

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

              (ii)   An amount (the "Earn-Out"), payable in accordance with
Section 2.4(c) below, equal to (x) the amount of the Accounts Receivable as of the Closing Date minus the amount of the Accounts Payable as of the Closing Date, as verified by Purchaser's post-closing audit, minus (y) the aggregate amounts owing or payable by Seller under Article X below to the extent not previously paid to Purchaser.

       (b) CLOSING PAYMENT. At the Closing, upon the terms and subject to the conditions set forth herein, Purchaser shall deliver to Seller the Cash Payment by wire transfer at the Closing to an account identified to Purchaser in writing by Seller at least two business days prior to the Closing Date.

       (c) EARN-OUT. Purchaser shall calculate the Gross Profit (as defined herein) of the Business for the Earn-Out Period. If the Gross Profit for such period is equal to or greater than $6.2 million (the "Gross Profit Target"), then Purchaser shall pay the Seller the Earn-Out. If the Gross Profit for the Earn-Out Period is less than the Gross Profit Target, Purchaser shall have no obligation to pay the Earn-Out. "Gross Profit" shall mean the revenue of the Business, net of direct and pooled expenses calculated as set forth on Schedule
2.4 hereto, as determined in accordance with GAAP. Gross Profit shall not be reduced by any amounts paid under the provisions of Section 10 below. Purchaser agrees to operate the Business in a manner in which the Gross Profit can reasonably be determined and to spend at least $500,000 during the Earn-Out Period on capital expenditures for the Business. Purchaser will use its reasonable best efforts in the exercise of its business judgment to increase the Gross Profit of the Business during the Earn-Out Period. Purchaser shall maintain accurate books, records and documents reasonably necessary for the calculation of Gross Profit. Seller shall, upon request delivered to Purchaser in writing, have reasonable access during normal business hours to inspect such books and records at its cost. Purchaser shall provide Seller with updates regarding the Gross Profit of the Business on a monthly basis, such reports to be provided with 30 days after the end of each month in the Earn-Out Period.

       Purchaser shall pay to Seller the Earn-Out, if earned, within 45 business days after the last day of month in which the first anniversary of the Closing occurs. If Purchaser shall determine, after consultation with its independent auditors, that the Gross Profit Target was not achieved, it shall so notify Seller on or before the 45th business day after the last day of month in which the first anniversary of the Closing occurs, and include in such notification its calculation of the Gross Profit. Seller shall have a period of 30 days thereafter to present in writing to Purchaser any objections or disagreement with respect to the calculation of Gross Profit. Such notice shall specify, in reasonable detail, the nature and extent of such disagreement.

       If Seller and Purchaser are unable to resolve any such disagreement with respect to the calculation of Gross Profit within ten (10) days after delivery by Seller of the notice referred to above, the disagreement shall be submitted for final determination to a partner, mutually acceptable to Seller and Purchaser, of Arthur Andersen LLP. Such partner shall follow such procedures as he or she deems appropriate for obtaining the necessary information in considering the positions of Seller and Purchaser but shall not conduct an independent audit. The Arthur Andersen partner shall render his or her determination on the matter within 30 days of its submission by Seller and Purchaser, and such determination shall be final, conclusive and binding upon Purchaser and Seller.

       The fees and expenses of the Arthur Andersen partner (A) shall be paid by Seller if the Gross Profit for the Earn-Out Period, as determined by the Arthur Andersen partner in accordance with GAAP, is less than $6.2 million, or (B) shall be paid by Purchaser if the Gross Profit for the Earn-Out Period, as determined by the Arthur Andersen partner in accordance with GAAP, is equal to or greater than $6.2 million.

       (d) ALLOCATION OF PURCHASE PRICE. Purchaser shall prepare IRS Form 8594 allocating the Purchase Price in accordance with Section 1060 of the Code and shall forward it within 120 days after the Closing to Seller for its approval, which approval shall not be unreasonably withheld. The parties agree that Three Hundred Thousand Dollars ($300,000) of the aggregate Purchase Price will be allocable to the Agreements Not to Compete. Purchaser and Seller shall each file with their respective federal income tax return for the tax year in which the Closing occurs, IRS Form 8594 containing the information agreed upon by the parties pursuant to the immediately preceding sentence. Purchaser agrees to report the purchase of the Assets, and Seller agrees to report the sale of such Assets for income tax purposes (including but not limited to, on their respective income tax returns, before any governmental agency charged with the collection of income tax or in any judicial proceeding concerning the income tax consequences of Purchaser's purchase or Seller's sale of the Assets hereunder) in a manner consistent with the information agreed upon by the parties pursuant to this Section 2.4(d) and contained in its IRS Form 8594.

       SECTION 2.5 CLOSING COSTS; TRANSFER TAXES AND FEES. Seller shall be responsible for any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfer of Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto. Seller shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2(a).

                                      ARTICLE 3

                                       CLOSING

       SECTION 3.1 CLOSING. The Closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 1999 Avenue of the Stars, Los Angeles, California, unless the parties hereto otherwise agree.

       SECTION 3.2   CONVEYANCES AT CLOSING.

       (a) DOCUMENTS DELIVERED BY SELLER. To effect the sale of the Assets and assumption of the Assumed Liabilities Seller shall, at the Closing, execute (as applicable) and deliver to Purchaser:

              (i) one or more bills of sale, each in the form attached hereto as Exhibit H, conveying in the aggregate all of Seller's owned personal property included in the Assets;

              (ii) Assignments of Personal Property Leases, each in the form attached hereto as Exhibit I, with respect to the Personal Property Leases;

              (iii) Assignments of Contracts, each in the form attached hereto as Exhibit J, with respect to the Contract Rights;

              (iv) Assignments of Seller's rights, title and interest to the name "ALL POST, INC." and all variations thereof);

              (v)    the Ancillary Agreements;

              (vi) releases of any Encumbrances on the Assets (the "Release Documents"), including: (a) a UCC-2 Financing Statements executed by Sanwa Business Credit Corporation and Westar Capital and affliates with regard to a release of all liens and claims on the Assets and the Olive Street Property and
(b) a reconveyance or release of items 12, 13 and 14 of the preliminary Title Policy;

              (vii) the Deed of Trust in a form suitable for recording in the Los Angeles County Recorder's Office and UCC-1 Financing Statement;

              (viii) all other third party consents required for the valid transfer of the Assets as contemplated by this Agreement, including the consents specified on Schedule 4.4; and

              (ix) such other instruments as shall be requested by Purchaser to vest in Purchaser title in and to the Assets in accordance with the provisions hereof.

       (b) DOCUMENTS DELIVERED BY PURCHASER. To effect the sale of the Assets and assumption of the Assumed Liabilities, Purchaser shall at the Closing execute and deliver to Seller (i) an instrument or instruments of assumption substantially in the form attached as Exhibit F, evidencing Purchaser's assumption, pursuant to Section 2.2, of the Assumed Liabilities (the "Assumption Document"); and (ii) the Ancillary Agreements.

       (c) FORM OF INSTRUMENTS. To the extent that a form of any document to be delivered hereunder is not attached as an exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Purchaser and Seller.

       (d) CERTIFICATES; OPINIONS. Purchaser and Seller shall deliver the certificates, opinions of counsel and other matters described in Articles VII and VIII.

                                      ARTICLE 4

                       REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller hereby represents and warrants to Purchaser that:

       SECTION 4.1 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly incorporated in the State of California, validly existing and in good standing under the laws thereof, and Seller is duly qualified or authorized to do business in each jurisdiction in which it does business, or owns property, or where such qualification or authorization is otherwise required by virtue of its presence or activities. Schedule 4.l sets forth a complete and correct list of all jurisdictions in which Seller does business or is otherwise required to be qualified or authorized to transact business or own property.

       SECTION 4.2 ASSETS. Seller owns, and will transfer good and marketable title to, the Assets and upon the consummation of the transactions contemplated hereby, Purchaser will acquire good and marketable title to all of the Assets, free and clear of any Encumbrances. The Assets include all of the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, used in connection with or relating to the Business or in which Seller has any interest (to the extent related to the Business) and are sufficient to conduct the Business. All tangible assets and properties which are part of the Assets are in good operating condition and repair and are usable in the ordinary course of business and conform in all respects to all applicable Regulations (including Environmental Laws) relating to their construction, use and operation.

       SECTION 4.3 LICENSES AND PERMITS. Seller is duly licensed, with all requisite permits and qualifications, as required by applicable law for the purpose of conducting its business or owning its properties or both, in each jurisdiction in which it does business or owns property or in which such license, permit or qualification is otherwise required. Seller is in compliance in all respects with all such licenses, permits and qualifications.
Schedule 4.3 sets forth a list of all such licenses, permits and qualifications. There are no proceedings pending or threatened, to revoke or terminate any such presently existing license, permit or qualification, and each such presently existing license, permit or qualification can be renewed in the ordinary course of business.

       SECTION 4.4 NO BREACH. Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (A) violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, Seller's Articles of Incorporation, any agreement, indenture or other instrument to which Seller is a party or by which any of its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator (domestic or foreign) applicable to Seller, or (B) require Seller to obtain any authorization, consent, approval or waiver from, or make any filing with, any Person, court or public body or authority.

       SECTION 4.5 AUTHORITY. Seller has the right to sell, convey, transfer, assign and deliver the Assets to Purchaser hereunder. This Agreement and all agreements and instruments herein contemplated to be executed by Seller have been duly authorized, executed and delivered by Seller and no other corporate action is required on the part of Seller in order to authorize the execution, delivery and performance of this Agreement. This Agreement and all agreements and instruments herein contemplated constitutes the valid and binding obligations of Seller, enforceable in accordance with their respective terms.
Schedule 4.5 hereto identifies those agreements which require the consent of third parties to the Transactions, which consents have not been obtained.

       SECTION 4.6 SUBSIDIARIES. Other than Post Optical Services, Seller has no equity interest in any corporation, partnership, limited liability company or similar entity.

       SECTION 4.7   FINANCIAL STATEMENTS.

       (a) The balance sheets of Seller at July 31, 1997, July 31, 1996 and July 31, 1995 (individually, a "Balance Sheet" and collectively, the "Balance Sheets") and the statements of operations and retained earnings and the statements of cash flows of Seller for each of the 12 month periods then ended and notes thereto (collectively, the "Financials"), true and correct copies of which are attached hereto as Schedule 4.7(a), (i) have been prepared from the books and records of Seller in accordance with GAAP consistently applied with prior periods, and (ii) are complete and correct and fairly present in accordance with GAAP, in each case in all respects, the financial condition and results of operations of Seller as of the dates and for the periods indicated thereon. The statements of operations included in the Financials do not contain any items of extraordinary income or any other income not earned in the ordinary course of business.

       (b) The unaudited balance sheet at March 31, 1998 (the "Interim Balance Sheet"), and the unaudited statements of operations and retained earnings and statements of cash flows for Seller for the nine month period then ended and notes thereto (collectively, the "Interim

Financials"), true and correct copies of which are attached hereto as
Schedule 4.7(b), (i) have been prepared from the books and records of Seller in accordance with GAAP consistently applied with prior periods, and (ii) are complete and correct and fairly present, in each case in all respects, the financial condition and results of operations of Seller as of the dates and for the periods indicated thereon.

       (c) The Financials have been audited by the independent accounting firm of Ernst & Young LLP whose reports thereon are part of Schedule 4.7. The books of accounts of Seller have been maintained in all respects in accordance with sound business practices, and there have been no transactions involving Seller that properly should have been set forth therein in accordance with generally accepted accounting principles that have not been accurately so set forth.

       SECTION 4.8   ABSENCE OF CERTAIN CHANGES.  Except as disclosed on
Schedule 4.8, since March 31, 1998, there has not occurred (in each case with respect only to the Assets or the Business):

       (a) Any adverse change (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), or results of operations not reflected in the Financials or the Interim Financials and that has resulted in or reasonably could result in a loss to Seller of more than $100,000 in the aggregate;

       (b) Any guarantee by Seller of any obligation, or any mortgage, pledge or encumbrance on any of the properties or assets of Seller; other than set forth on Schedule 2.2, there are no Assumed Liabilities;

       (c) Any amendment or modification of any Material Contract (as defined below), or any termination of any agreement that would have been a Material Contract were such agreement in existence on the date hereof;

       (d) Any entering into of any written or oral agreements, contracts, commitments or transactions that extend beyond the first anniversary hereof or have obligations thereunder in excess of $25,000, including any purchase or sale of any assets.

       (e) Any increase in excess of $25,000 annually in the compensation (including, without limitation, the rate of commissions) payable to, or any payment of a cash bonus to, any employee or agent of, or consultant to, Seller;

       (f) Any alteration in the manner of keeping the books, accounts or records of Seller, or in the accounting practices therein reflected;

       (g) Any declaration or payment of any dividends or distributions by Seller, any acquisition or redemption by Seller of any of its equity securities or any loan by Seller to any other Person;

       (h) Any loss or threatened loss of a customer or customers during the past two years to which Seller had annual sales in excess of $50,000 in either year;

       (i) Any damage or destruction to, or loss of, any assets or property owned, leased or used by Seller (whether or not covered by insurance) in excess of $5,000; or

       (j) Any agreement to do any of the things described in the preceding clauses (a) - (h) of this Section 4.8.

       SECTION 4.9 ABSENCE OF UNDISCLOSED LIABILITIES. There are no liabilities in excess of $1,000 with respect to the Assets or the Business whether absolute, accrued, contingent or otherwise, and whether due or to become due, not reflected on or reserved for on the Balance Sheet or the Interim Balance Sheet, except as set forth in Schedule 4.9 and except for current liabilities incurred in the ordinary course of business since the respective dates thereof. There are no commitments, contracts or undertakings covering the purchases of items of inventory in excess of Seller's normal operating requirements or covering the purchases of items of machinery and equipment in excess of the requirements of Seller. Seller is not a party to, is not bound by, nor has bid upon any contract or agreement that is adverse to the assets, condition (financial or otherwise), business or prospects of Seller, that will require future expenditures (including incurred costs and allocated overhead and selling, general and administrative expense) in excess of reasonably anticipated receipts by more than $10,000 in the aggregate, or on which Seller expects to lose in excess of $10,000 in the aggregate.

       SECTION 4.10 ACCOUNTS RECEIVABLE. Schedule 4.10 is an accurate aging of the Accounts Receivable at May 31, 1998 which represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable as of such date and any Accounts Receivable arising since such date are fully collectible, net of the reserves set forth in the Balance Sheet, all of which reserves are adequate in accordance with GAAP. The positive difference between the Accounts Receivable and Accounts Payable as of the Closing Date is at least $1.5 million.

       SECTION 4.11 REAL PROPERTY; REAL PROPERTY LEASES. Other than the real property to be leased pursuant to the Hollywood Lease and the Olive Lease, there is no real property owned by, leased to (other than as set forth on Schedule 4.11), or otherwise used by Seller in connection with the Business.

       SECTION 4.12  ENVIRONMENTAL MATTERS.  Except as set forth in Schedule
4.12:

       (a) As to the Assets and the Business, Seller is, and at all times has been, in all respects in compliance in all material respects with all Environmental Protection Laws;

       (b) Seller has obtained or has timely applied for all permits, licenses and other authorizations under Environmental Protection Laws which are required in connection with the Business, all of which are in full force and effect. Seller is in compliance with all terms and conditions of such permits, licenses and authorizations, no action or proceeding which reasonably could be expected to result in the revocation or suspension of any such permits, licenses and authorizations is pending or, to the best of Seller's knowledge, threatened, and Seller has not engaged in any conduct which reasonably could be expected to cause revocation or suspension of any of its permits, licenses or authorizations under Environmental Protection Laws;

       (c) Seller has not received at any time prior to the date hereof a summons, citation, notice, directive, letter or other communication, written or oral, from the EPA or any other federal, state, local or other governmental agency or instrumentality, authorized pursuant to an Environmental Protection Law, concerning any intentional or unintentional action or omission (except any pertaining to emissions of fugitive dust and other non-hazardous particulates that are routinely corrected) by Seller constituting a violation or potential violation of any Environmental Protection Law, including, without limitation, violations relating to the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping or otherwise disposing of any Regulated Substance into the environment resulting in damage thereto or to the wildlife, biota and other natural resources, and there exist no facts that would form the basis for a finding of such a violation; and

       (d) Seller has not received at any time prior to the date hereof any summons, citation, notice, directive, letter or other communication, written or oral, of any potential claim or liability under any Environmental Protection Law, including, without limitation, any notification as a potentially responsible party with respect to any Superfund or other clean-up site. There are no events, conditions, circumstances, activities, practices, incidents, actions or plans at or concerning the operations of Seller which may (i) interfere with or prevent continued compliance by Seller with any Environmental Protection Law, (ii) give rise to any claim or liability under any Environmental Protection Law, or (iii) form the basis for any claim, action, suit, proceeding, hearing or investigation under any Environmental Protection Law.

       (e) Except as set forth on Schedule 4.12(i) , Seller has not received any notice from a governmental authority or otherwise of any health problem of any current or former employee which in any way is or is alleged to be related to the operation of the Business.

       SECTION 4.13  INTANGIBLE PERSONAL PROPERTY.

       (a) There are no (i) patent, patent applications, copyright, copyright applications, trademark, trademark applications (in any such case, whether registered or required to be registered in the United States of America or elsewhere), process, invention, trade secret, trade name, computer program, formula and customer list (collectively, the "Intangible Personal Property") of Seller related to, or necessary to continue the operation of, the Business, or
(ii) licenses or similar agreements or arrangements ("Licenses") to which Seller is a party either as licensee or licensor for each such item of Intangible Personal Property; and

       (b) The conduct by Seller of the Business does not infringe the valid patents, trademarks, trade secrets or trade names of others.

       SECTION 4.14  LABOR AND EMPLOYMENT AGREEMENTS.

       (a) Schedule 4.14 sets forth as to those employees involved with the Business, a complete and correct list of the following:

              (i) Each employment, consulting, collective bargaining and similar agreement, whether written or oral, to which Seller is a party or by which it is bound; and

              (ii) The name of (A) each employee of Seller who since January 1, 1997, was or is being paid $50,000 or more per year, and (B) each agent of or consultant to Seller who since January 1, 1997 was or is being paid $50,000 or more per year.

              As used in this Section 4.14, the word "agreement" includes both oral and written contracts, understandings, arrangements and other agreements.

       (b) Seller has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including, without limitation, those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate authorities, or is holding for payment not yet due to such authorities, all amounts required to be withheld from such employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

       (c) No unfair labor practice complaint is pending against Seller before the National Labor Relations Board or any federal, state or local agency and no labor strike, grievance or other labor dispute affecting Seller is pending or, to the best of Seller's knowledge, threatened.

       (d) Except as set forth in Schedule 4.14, no organization effort, and no sex discrimination, racial discrimination, age discrimination or other employment-related allegation, claim, suit or proceeding, has been made or is pending or, to the best of Seller's knowledge, threatened with respect to the employees of Seller and no such effort, allegation, claim, suit or proceeding has been made, raised, brought or threatened within the three-year period prior to the date of this Agreement.

       (e) No arbitration proceeding arising out of or under any collective bargaining agreement applicable to Seller is pending and, to the best of Seller's knowledge, no basis for any such proceeding exists.

       (f) All reasonably anticipated obligations of Seller, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, advances, salaries, bonuses, vacation and holiday pay, sick leave and other forms of compensation payable to the employees or agents of Seller in respect of the services rendered by any of them on or prior to the date of the Financials have been paid or adequate accruals therefor have been made in the books and records of Seller and in the Financials. All such obligations in respect of services rendered on or prior to the date hereof have been paid as of the date hereof, or adequate accruals therefor have been made on the Interim Balance Sheet, in accordance with

GAAP. All accrued obligations of Seller applicable to its employees, whether arising by operation of law, contract, past custom or otherwise, for payments to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for employees, with respect to employment of said employees through the date of the Financials have been paid or adequate accruals therefor have been made on the books and records of Seller and in the Financials in accordance with GAAP. All such obligations with respect to employment of employees through the date hereof have been paid as of the date hereof, or adequate accruals therefor have been made on the Interim Balance Sheet, in accordance with GAAP.

       SECTION 4.15  EMPLOYEE BENEFIT PLANS: ERISA.

       (a) Except as set forth in Section 4.15(a) of the Disclosure Schedule, Seller (i) does not maintain, contribute to or have any obligation with respect to, and none of the employees of the Business is covered by, any bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, or other fringe benefit plan, arrangement or practice, written or otherwise, or any other "employee benefit plan," as defined in Section 3(3) of ERISA, whether formal or informal (collectively, the "Plans"), (ii) is not a party to a contract for the employment of any employee of the Business or any other person who renders services to the Business, and (iii) does not have any ERISA Affiliates. None of the Plans is, and neither Seller nor any of its ERISA Affiliates has ever maintained or had an obligation to contribute to, (i) a plan subject to Section 412 of the Code or Title I, Subtitle B, Part 3 of ERISA, (ii) a "multi employer plan," as defined in Section 3(37) of ERISA (a "Multi employer Plan"), (iii) a "multiple employer plan," as defined in ERISA or the Code, or
(iv) a funded welfare benefit plan, as defined in Section 419 of the Code. Seller does not have any agreement or commitment to create or contribute to any additional Plan, enter into any additional employment agreement or to modify or change any existing Plan or employment agreement. Section 4.15(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Business (including each employee who is on a leave of absence or on layoff status): name, employer, job title(s), date of hire, current salary and benefit arrangements, years of service for purposes of eligibility, vesting, and benefit determination under any of the Plans, and current status (E.G., active employee, on leave, etc.). None of the employees of the Business is a "leased employee," as defined in Section 414(n) of the Code.

       (b) With respect to each Plan, Seller has heretofore delivered or caused to be delivered to Purchaser true, correct and complete copies of (i) all documents that comprise the most current version of such Plan, including any related trust agreements, insurance contracts, or other funding or investment agreements and any amendments thereto, and (ii) with respect to each Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, (A) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules for each of the Plans for which such a report is required, (B) the most current summary plan description (and any summary of material modifications), (C) the three most recent certified financial statements for each of the Plans for which such a statement is required or was prepared, and (D) for each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, all Internal Revenue Service determination letters issued with respect to such Plan. Except as set forth in

Section 4.16(b) of the Disclosure Schedule, since the date of the foregoing documents, there has not been any change in the assets or liabilities of any of the Plans or any change in their terms and operations that could reasonably be expected to affect or alter the tax status or affect the cost of maintaining such Plan, and none of the Plans has been or will be amended
prior to the Closing Date.   Each of the Plans can be amended, modified or
terminated by Seller within a period of thirty (30) days, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits, except to the extent that such vesting is required under the Code upon the complete or partial termination of any Plan intended to be qualified within the meaning of Section 401(a) of the Code.

       (c) Seller has performed and complied in all respects with all of its obligations under and with respect to the Plans, and each of the Plans has, at all times, in form, operation and administration complied in all respects with its terms, and, where applicable, the requirements of all applicable laws. Each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred that reasonably could be expected to adversely affect such qualified status.

       (d) Seller has made all contributions with respect to a Plan that are required to have been made as of the date hereof under the terms thereof, or under the terms of any related insurance contract, or any applicable law.

       (e) All Plans that are group health plans have been operated in compliance with the continuation coverage requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA ("COBRA"). Seller does not have any obligation to provide health benefits or other non-pension benefits to any retired or other former employees, except as specifically required by COBRA.

       (f) Neither Seller nor any other "disqualified person" or "party in interest," as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in
Section 4975 of the Code or Section 406 of ERISA, with respect to any Plan , and Seller is not aware of any fiduciary violations under ERISA with respect to any Plan, that could subject Seller (or any employee thereof) to any penalty or tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code.

       (g) Except as set forth in Section 4.15(g) of the Disclosure Schedule, with respect to any Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body, (ii) there is no action, suit or claim pending (and Seller is not aware of any basis for such a claim), other than routine claims for benefits, and (iii) there are no outstanding liabilities for taxes, penalties or fees.

       (h) Seller has not incurred any liability or taken any action, and is not aware of any event that has occurred or is likely to occur, that could cause any one of them to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multi employer Plan, (iii) on account of unpaid contributions to any Multi employer Plan, or (iv) on account of any reorganization, insolvency or termination of any Multi employer Plan.

       (i) Neither the execution and delivery of this Agreement nor the consummation of any or all of the Transactions will: (i) entitle any current or former employee of the Business to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or
(iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" within the meaning of
Section 280G of the Code.

       SECTION 4.16  MATERIAL CONTRACTS AND RELATIONSHIPS.

       (a) Except for agreements specifically identified on other schedules hereto, Schedule 4.16(a) sets forth a complete and correct list of the following, in each case to the extent related to the Business:

              (i) All agreements (or groups of agreements with one or more related entities) between Seller and any customer or supplier in excess of $10,000 and all agreements and purchase orders extending beyond 12 months;

              (ii) In each case to the extent related to Seller, all agreements that relate to the borrowing or lending by Seller of any money or that create or continue any claim, lien, charge or encumbrance against, or right of any third party with respect to, any asset of Seller;

              (iii) All agreements by which Seller leases any real property, has the right to lease any real property or leases capital equipment or leases any other personal property, and all other leases involving Seller as lessee or lessor;

              (iv) All agreements to which Seller is a party not in the ordinary course of business;

              (v) All contracts or commitments relating to commission arrangements with others;

              (vi)   All license agreements, whether as licensor or licensee;

              (vii) All agreements between Seller and its sales representatives;

              (viii) All agreements between Seller and its customers relating to volume rebates or price reductions;

              (ix) All other agreements to which Seller is a party or by which it is bound and that involve $20,000 or more or that extend for a period of one year or more;

              (x) All other agreements to which Seller is a party or by which it is bound and that are or may be material to the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of Seller; and

              (xi)   A current list of Seller's active customers.

As used in this Section 4.16, the word "agreement" includes both oral and written contracts, leases, understandings, arrangements and all other agreements. The term "Material Contracts" means the agreements of Seller required to be disclosed on Schedule 4.16(a), including agreements specifically identified in other schedules hereto.

       (b) All of the Material Contracts are in full force and effect, are valid and binding and are enforceable in accordance with their terms in favor of Seller. There are no liabilities of any party to any Material Contract arising from any breach or default of any provision thereof and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by Seller or, to the best of Seller's knowledge, any other party thereto.

       (c) Seller (i) has fulfilled all obligations required pursuant to each Material Contract to have been performed by it prior to the date hereof, and
(ii) as far as reasonably foreseeable based on current conditions, will be able to fulfill all of its obligations under the Material Contracts that remain to be performed after the date hereof.

       (d) Schedules 4.16(b), (c) and (d) set forth a complete and correct list of each (i) customer (or related group of customers) with whom Seller did $50,000 or more of business during the last fiscal year or the current fiscal year, (ii) supplier (or related group of suppliers) with whom Seller did $50,000 or more of business during the last fiscal year or the current fiscal year, and
(iii) agent (or related group of agents) or Representative (or related group of Representatives) who was paid $25,000 or more by Seller during the last fiscal year or the current fiscal year, respectively.

       (e) Seller has maintained and continues to maintain good relations with its customers, suppliers and agents and, except as set forth in Schedule 4.16(e), Seller does not reasonably expect that any customer (to which Seller had annual sales in excess of $50,000 during the past two years), supplier or agent will stop doing business with Seller or will change the terms on which such customer, supplier or agent has done business with Seller in the past.

       SECTION 4.17 INVENTORY. Except for tape stock and work in progress and as disclosed on Schedule 4.17, Seller has no inventory relating to the Business.

       SECTION 4.18 ABSENCE OF CERTAIN BUSINESS PRACTICES. Except as disclosed on Schedule 4.18, neither Seller nor any employee, agent or other person acting on behalf of Seller has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) related to the Business that would subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

       SECTION 4.19 COMPLIANCE WITH LAWS. Except as set forth on Schedule 4.19, the operation, conduct and ownership of the property or the Business are being, and at all times have been, conducted, in all respects, in material compliance with all federal, state, local and other (domestic and foreign) laws, rules, regulations and ordinances (including without limitation, those relating to employment discrimination, occupational safety, conservation or corrupt practices) and all judgments and orders of any court, arbitrator or governmental authority applicable to it. Except as set forth on Schedule 4.19, there are no proposed federal, state, local and other (domestic or foreign) law, rule, regulation, ordinance, order, judgment, decree, governmental taking, condemnation or other proceeding that would be applicable to the business, operations or properties of Seller.

       SECTION 4.20 LITIGATION. Schedule 4.20 sets forth a complete and correct list, together with a status report, of each legal, administrative, arbitration or other proceeding, or governmental investigation, to which Seller is a party (or by which Seller's properties are affected), or was a party or was otherwise affected (or by which any of its properties were affected) during the past three years. Except as set forth on Schedule 4.20, there is no legal, administrative, arbitration or other proceeding, or any governmental investigation, pending or, to the best of Seller's knowledge, threatened against or otherwise affecting Seller or any of its assets. Seller has given in a timely manner to its insurers all notices required to be given under each of its insurance policies, if any, with respect to all of the claims and actions disclosed on Schedule 4.20, and no insurer has denied coverage of any of such claims or actions or rejected any of the claims with respect thereto.

       SECTION 4.21  TAXES.  Except as set forth on Schedule 4.21:

       (a) Seller has timely filed all Tax returns and reports required to have been filed by it for all taxable periods ending on or prior to the date hereof;

       (b) All Taxes of Seller for all taxable periods ending on or prior to the date hereof have been paid or have been adequately reserved for on the Interim Balance Sheet. The Tax returns and reports filed are true and correct in all respects;

       (c) None of such returns contains, or will contain, a disclosure statement under Section 6662 of the Code (or any predecessor statute) or any similar provision of state, local or foreign law;

       (d) Seller has not received notice that the IRS or any other taxing authority has asserted against Seller any deficiency or claim for additional Taxes;

       (e) All Tax deficiencies asserted or assessed against Seller have been paid or finally settled;

       (f) There is no pending or, to the best of Seller's knowledge, threatened action, audit, proceeding, or investigation with respect to (i) the assessment or collection of Taxes of Seller or (ii) a claim for refund made by Seller with respect to Taxes previously paid in connection therewith;

       (g) All amounts that are required to be collected or withheld by Seller or with respect to Taxes of Seller have been duly collected or withheld; all such amounts that are required to be remitted to any taxing authority have been duly remitted;

       (h) Neither the IRS nor any state, foreign or local taxing authority has examined any income tax return of Seller;

       (i) Seller has not waived any statute of limitations (that have not expired as of the date hereof) with respect to the assessment of any Tax;

       (j) Seller has not taken any action not in accordance with past practice that would have the effect of deferring any Tax liability of Seller from any taxable period ending on or before the date hereof to any taxable period ending after such date;

       (k) No consent has been filed under Section 341(f) of the Code with respect to Seller;

       (l) There are no liens for Taxes due and payable upon any assets of Seller;

       (m) Seller has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code;

       (n) Seller is not currently required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) by reason of a change in accounting method nor does Seller have any knowledge that the IRS (or other taxing authority) has proposed, or is considering, any such change in accounting method;

       (o) Seller is not a party to any agreement, contract, arrangement or plan that would result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code;

       (p) None of the assets of Seller is property that is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the assets of Seller is "tax exempt use property" within the meaning of Section 168(h) of the Code; and

       (q) None of the assets of Seller secures any debt the interest on which is tax exempt under Section 103 of the Code.

       SECTION 4.22  INSURANCE MATTERS.

       (a)    Schedule 4.22 sets forth a complete and correct list of:

              (i) All insurance policies and of all claims made by Seller on any liability or other insurance policies during the past three years (other than worker's compensation claims);

              (ii) All insurance currently in place and accurately sets forth the coverages, deductible amounts, carriers and expiration dates thereof; and

              (iii) All insurance with respect to which the policy period has expired, but for which certain of the coverage years are still subject to audit or retrospective adjustment by the carrier, and accurately sets forth such coverage years and the coverages, deductible amounts, carriers and expiration dates hereof.

       (b) There are no outstanding requirements or recommendations by any insurance company that issued any policy of insurance to Seller or by any board of underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions that require or recommend any changes in the conduct of the Business or any repairs or other work to be done on or with respect to any of the Assets.

       (c) Except as set forth on Schedule 4.22, no notice or other communication has been received by Seller from any insurance company within the two years preceding the date hereof canceling or amending or increasing the annual or other premiums payable under any of its insurance policies, and no such cancellation, amendment or increase of premiums is threatened.

       (d) During the past two years, Seller has maintained occurrence-based comprehensive general liability and completed operations insurance (including product liability insurance) with a single combined annual limit of at least $1,000,000, and no claims have been made or paid, and no claims are currently pending, under any of such comprehensive general liability insurance policies.

       (e) No lawsuits have been filed and no claims have been made or threatened against Seller as a result of accidents which occurred during the one-year period prior to the date hereof that would give rise to a claim with respect to any services provided by or products designed, manufactured, or sold by Seller or the operations of Seller.

       SECTION 4.23 NO POWERS OF ATTORNEY OR SURETYSHIPS. Except as set forth on Schedule 4.23, with respect to the Business or the Assets (i) Seller has not granted any general or special powers of attorney and (ii) Seller does not have any obligation or liability (whether actual, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor, obligor on an asset or income maintenance agreement or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

       SECTION 4.24 BROKERAGE FEES. No Person is entitled to any brokerage or finder's fee or other commission from Seller in respect of this Agreement or the Transactions.

       SECTION 4.25 BANKING FACILITIES. Schedule 4.25 sets forth, with respect to the Business, a complete and correct list of:

       (a) Each bank, savings and loan or similar financial institution in which Seller has an account or safety deposit box and the numbers of such accounts or safety deposit boxes maintained thereat; and

       (b) The names of all persons authorized to draw on each such account or to have access to any such safety deposit box, together with a description of the authority (and conditions thereto, if any) of each person with respect thereto.

       SECTION 4.26 MACHINERY, EQUIPMENT AND OTHER PERSONAL PROPERTY; PERSONAL PROPERTY LEASES. Except as set forth in Schedule 4.26, Seller owns all of the machinery, equipment, vehicles, furniture, fixtures, leasehold improvements, repair parts, tools and other property (collectively, the "Personal Property") used by Seller in connection with, or relating to, the Business. All such Personal Property is in good operating condition and sufficient to carry on the Business in the normal course as it is presently conducted and is free from defects, whether patent or latent. Schedule 4.26 sets forth a complete and correct summary description and identification of each lease (a "Personal Property Lease") of personal property used in the Business or constituting an Asset under which Seller is either a lessee, sublessee, lessor or sublessor. Except as set forth in Schedule 4.26:

       (a) Each Personal Property Lease is a valid and binding obligation of Seller that is a party thereto, and each such Personal Property Lease is a valid and binding obligation of each of the other parties thereto; and

       (b) Neither Seller nor any other party to a Personal Property Lease is in default with respect to any term or condition thereof, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of Seller.

       SECTION 4.27 PRODUCT WARRANTY AND LIABILITY. Each product designed, manufactured, or sold by Seller in its conduct of the Business and all services performed by Seller in the Business have been in conformity in all respects with all applicable contractual commitments and all express and implied warranties, except for returns of duplicated tapes in an immaterial amount consistent with Seller's history and standard industry experience. Seller does not have any liability, and there is no basis for any present or future action, suit or other proceeding giving rise to any liability, (i) for replacement or repair of any such product or other damages in connection therewith, or (ii) arising out of any injury to persons or property as a result of any such product or any services performed by Seller. Seller has not received any notice that an action, suit or proceeding has been, or in the future may be, made alleging that products or services of Seller are or were defective in any respect.

       SECTION 4.28 STANDARDS AND CERTIFICATIONS. Products previously designed, manufactured, sold and leased by Seller met and had received at the time of their design, manufacture and sale, and products currently designed, manufactured, sold and leased by Seller meet and have received, all standards established by relevant standard-setting organizations and all certifications from all relevant safety and standards testing and certifying organizations, if any, as were or are, as the case may be, necessary for such products to comply with all applicable fire, safety and similar codes and regulations.

       SECTION 4.29  DEED OF TRUST.   Seller has good and marketable title to
the Olive Street Property, free and clear of all liens, claims, security interests, charges and encumbrances except for (i) real property taxes not delinquent and (ii) those exceptions to title listed as items 2 through 11 in Schedule B of the Commitment for Title Insurance, dated May 20, 1998 at 7:30 a.m., issued by First American Title Company of Los Angeles. The Deed of Trust shall constitute on the Closing Date, a valid first lien and valid first priority security interest on the Olive Street Property, subject only to Permitted Encumbrances. The fair market value of the Olive Street Property exceeds $3,000,000. The Olive Street Property is in the county of Los Angeles.

       SECTION 4.30 TAX CLEARANCE. Purchaser has no obligation to withhold any portion of the Purchase Price for tax purposes.

       SECTION 4.31 DISCLOSURE. The information provided by Seller in this Agreement, including, without limitation, the schedules hereto, the written information provided to Purchaser in connection with its due diligence review of Seller, and in any other writing delivered pursuant hereto does not and will not contain any untrue statement of a fact or, omit to state a fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading, it being understood by Purchaser that the foregoing shall not apply to projections, forecasts or predictions made by Seller regarding the Business. Copies of all documents heretofore or hereafter delivered or made available by Seller to Purchaser pursuant hereto were or will be complete and accurate records of such documents.

                                      ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

       The Purchaser hereby represents and warrants to Seller that:

       SECTION 5.1 ORGANIZATION AND CORPORATE AUTHORITY. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. This Agreement and all agreements and instruments herein contemplated to be executed by Purchaser have been duly authorized, executed and delivered by Purchaser and no other corporate action is required on the part of Purchaser in order to authorize the execution, delivery and performance of this Agreement. This Agreement and all agreements and instruments herein contemplated are the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms.

       SECTION 5.2 NO BREACH; CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement or the related agreements and instruments contemplated hereby nor the consummation of the Transactions will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, any agreement, indenture or other instrument to which Purchaser is a party or by which any of its property is bound, its charter documents, or any judgment, decree, order or award of any court, governmental body or arbitrator (domestic or foreign) applicable to Purchaser. Subject to Section 8, all consents, approvals and authorizations of, and declarations, filings and registrations with, any governmental or regulatory authority (domestic or foreign) or any other person (either governmental or private) required in connection with the execution and delivery by Purchaser of this Agreement and the related agreements and instruments contemplated hereby or the consummation of the Transactions have been obtained, made and satisfied.

       SECTION 5.3 BROKERAGE FEES. No Person is entitled to any brokerage or finder's fee or other commission from Purchaser in respect of this Agreement or the Transactions.

       SECTION 5.4 SEC DOCUMENTS. Purchaser's Quarterly Report on Form 10-Q, as amended, for the quarter ended March 31, 1998 complied as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder. Purchaser has not filed a Current Report on Form 8-K since March 31, 1998 (it being understood by Seller that Purchaser intends to file a Form 8-K with respect to the Transactions after the Closing).

                                      ARTICLE 6

                          COVENANTS OF SELLER AND PURCHASER

       Seller and Purchaser each covenant with the other as follows:

       SECTION 6.1 FURTHER ASSURANCES. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective reasonable efforts (A) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Leases to be assumed by Purchaser; PROVIDED, HOWEVER, that neither
Purchaser nor Seller shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, (B) to obtain all necessary Permits as are required to be obtained under any Regulations, (C) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by governmental authorities, and (D) to fulfill all conditions to this Agreement.

       SECTION 6.2   NO SOLICITATION.

       (a) NO SOLICITATION. From the date hereof through the Closing Date, neither Seller or its officers, directors or other Representatives will enter into discussions, provide materials to or solicit interest from other potential buyers concerning any sale of all or a portion of the Assets or the Business, or any merger, consolidation, liquidation, dissolution or similar transaction involving Seller. In the event that Seller accepts any offer other than from Purchaser during such exclusivity period, Seller will pay to Purchaser $400,000 from its closing proceeds. Seller represents that it is not now engaged in discussions or negotiations with any party other than Purchaser with respect to any of the foregoing. Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party.

       (b) NOTIFICATION. Seller shall immediately notify Purchaser (orally and in writing) if any discussions or negotiations are sought to be initiated, or any proposal is made, or any information is requested with respect to any proposed transaction described above.

       SECTION 6.3 NOTIFICATION OF CERTAIN MATTERS. From the date hereof through the Closing, Seller and Purchaser shall give prompt notice to the other of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect and (b) any failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; PROVIDED, HOWEVER, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

       SECTION 6.4 INVESTIGATION BY PURCHASER. From the date hereof through the Closing Date Seller shall, and shall cause any and all of its respective employees and agents to, afford the Representatives of Purchaser and its Affiliates complete access at all reasonable times to the Assets for the purpose of inspecting the same (which inspection shall be conducted at an off-site location mutually agreeable to Seller and Purchaser), and to the employees, agents, attorneys, accountants, properties, Books and Records and Contracts of Seller, and shall furnish Purchaser and its Representatives all financial, operating and other data and information as Purchaser or its Affiliates, through their respective Representatives, may reasonably request, including unaudited individual and consolidated balance sheets and the related statements of income, retained earnings and cash flow for each month from the date of the Balance Sheet through the Closing Date within twenty (20) calendar days after the end of each month which financial statements shall (i) be true, correct and complete, (ii) be in accordance with the books and records of Seller, and (iii) accurately set forth the assets, Liabilities and financial condition, results of operations and other information purported to be set forth therein in accordance with generally accepted accounting principles consistently applied.

       SECTION 6.5 CONDUCT OF BUSINESS. From the date hereof through the Closing, Seller shall, except as contemplated by this Agreement, or as consented to by Purchaser in writing, operate the Business in the ordinary course of business and in accordance with past practice and use its best efforts to preserve intact the Business and its goodwill, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with Seller, and shall not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, with respect to the Business or the Assets, Seller shall not, except as specifically contemplated by this Agreement or as consented to by Purchaser in writing:

       (a) enter into, extend, modify, terminate or renew any Contract or Lease, except in the ordinary course of business;

       (b) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein, except in the ordinary course of business, and without limiting the generality of the foregoing, Seller shall continue to operate the Business consistent with its past practices;

       (c) incur any indebtedness for borrowed money or commitment to borrow money, other than Financing Obligations, guarantee the obligations of others, indemnify others or, except in the ordinary course of business, incur any other Liability;

       (d)    (i)    take any action with respect to the grant of any bonus,
severance or termination pay or with respect to any increase of benefits payable under Seller's severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any existing Employee Benefit Plan or policy;

              (ii) make any change in the key management structure of Seller, including without limitation the hiring of additional management personnel or the termination of existing management personnel;

              (iii) adopt, enter into or amend any Employee Benefit Plan, agreement (including without limitation any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, except for any such amendment as may be required or, in Seller's reasonable determination, desirable to comply with applicable Regulations; or

              (iv) fail to maintain all Employee Benefit Plans in accordance with applicable Regulations in any respect;

       (e) cause Seller to acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets of, or otherwise acquire any assets or business of any corporation, partnership, association or other business organization or division thereof;

       (f) willingly allow or permit to be done, any act by which any of the Insurance Policies may be suspended, impaired or canceled;

       (g)    (A)    fail to pay its accounts payable and any debts owed or
obligations due to it, or pay or discharge when due any Liabilities, in the ordinary course of business; or

              (B) fail to collect its accounts receivable in the ordinary course of business;

       (h) fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with Seller's past practice inoperable, worn-out or obsolete or destroyed Assets;

       (i) make any loans or advances on behalf of Seller to any partnership, firm or corporation, or, except for expenses incurred in the ordinary course of business, any individual;

       (j) make any income tax election or settlement or compromise with tax authorities on behalf of Seller;

       (k) fail to comply with all Regulations applicable to it, the Assets and the Business;

       (l) intentionally do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any respect;

       (m)    fail to use its best efforts to (i) retain Seller's employees and
(ii) maintain the Business so that such employees will remain available to Seller on and after the Closing Date, (iii) maintain existing relationships with suppliers, customers and others having business dealings with Seller and (iv) otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

       (n) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder;

       (o) make or change any tax election affecting the Assets in the hands of Purchaser; or

       (p) fail to pay, or cause to be paid, when due all Taxes for which Seller is or may become liable or that are or may become payable with respect to any taxable period ending on or prior to the Closing Date.

       SECTION 6.6   EMPLOYMENT AGREEMENTS.

       (a)    Purchaser shall hire each employee of Seller identified on
Schedule 6.6, subject to Purchaser's Board of Director's right to terminate an employee for performance-related matters, for a base salary for the employee thereto as set forth on Schedule 6.6. Purchaser shall not be required to hire or offer employment to any other employee of Seller not set forth on Schedule
6.6. In the event Purchaser determines to hire such persons, however, all employees of the Business who become employed by Purchaser as of the Closing (or upon expiration of an approved leave of absence) are hereinafter referred to individually as a "Transferred Employee" and collectively as the "Transferred Employees."

       (b     Effective as of the Closing (or the date an employee becomes a
Transferred Employee, if later), all Transferred Employees shall cease to participate in, or accrue benefits under, any of Seller's Plans, and Seller shall be solely responsible for all of its Plans and all obligations and liabilities thereunder. Purchaser shall not assume any Plan of Seller or any obligation or liability thereunder. Seller shall be responsible for (i) terminating all employees of Seller who are not employed by Purchaser, and shall be responsible for any and all obligations and liabilities arising in connection with such terminations, including without limitation, any severance or other termination pay, retirement and welfare benefits, (ii) providing the appropriate notices to the employees of the Business pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA, (iii) all liabilities, including without limitation, the cost of extended insurance coverage, for any employee of Seller not actively employed by Seller on the Closing Date until such time, if ever, that such employee returns to active employment and is employed by Purchaser.

       (c     Nothing contained in this Agreement shall confer upon any
Transferred Employee that is not an Employee any right with respect to continuance of employment by Purchaser, nor shall anything herein interfere with the right of Purchaser to terminate the employment of any (i) Transferred Employee that is not an Employee at any time, with or without cause, and (ii) any Transferred Employee that is an Employee, at any time, with cause, or restrict Purchaser in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferred Employees that are not Partners after the Closing Date.

       (d     No provision of this Agreement shall create any third party beneficiary rights in any Transferred Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by Purchaser or under any benefit plan which Purchaser may maintain.

       (e     Prior to and until Closing, each employee of Seller, shall receive his or her salary and hospitalization, medical, surgical, dental, life insurance and any other welfare and benefits plans and programs, comparable to what such employee of Seller is receiving as of the date of this Agreement.

       SECTION 6.7 LEASES. At the Closing, the Hollywood Lease and Olive Lease between Purchaser and Seller shall be executed and delivered to Purchaser and Seller.

       SECTION 6.8   COLLECTION OF ACCOUNTS RECEIVABLE AND LETTERS OF CREDIT.
At the

Closing, Purchaser shall acquire hereunder, and thereafter Purchaser or its designee shall have the right and authority to collect for Purchaser's or its designee's account, all Accounts Receivable, letters of credit and other items which constitute a part of the Assets, and Seller shall within 48 hours after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Purchaser any letters of credit, documents, cash or checks received on account of or otherwise relating to any such receivables, letters of credit or other items related to Seller or the Business. Seller shall promptly transfer or deliver to Purchaser or its designee any cash or other property that Seller may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letter of credit or receivable of any character, or any other item, constituting a part of the Assets.

       SECTION 6.9   BOOKS AND RECORDS; TAX MATTERS.

       (a     BOOKS AND RECORDS.  Purchaser shall retain all Books and Records in the possession of Purchaser after the Closing Date relating to the operation of the Business prior to the Closing in accordance with all applicable records retention Regulations, including without limitation, all Environment Laws and occupational health and safety laws and regulations. Each party agrees that it shall cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax, environmental or occupational health and safety inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys' fees) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this
Section 6.9(a) shall be treated as confidential and not disclosed to any person or entity other than the Representatives of Seller or Purchaser, as the case may be, who need to know such information in connection with the proceedings contemplated by this Section 6.9(a).

       (b     COOPERATION AND RECORDS RETENTION.  Seller and Purchaser shall (i)
each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Purchaser and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

       SECTION 6.10 BULK SALES. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Purchaser to waive any requirements for compliance with any or all of such laws, Seller hereby agrees that the indemnity provisions of Section 10.2 hereof shall apply to any Damages of Purchaser or any institution providing financing to Purchaser arising out of or resulting from the failure of Seller or Purchaser to comply with any such laws.

       SECTION 6.11 CONFIDENTIALITY. The terms of the Confidentiality Agreement between Seller and Purchaser dated December 19, 1997 shall be extended to, and shall remain in full force and effect during the period between the date hereof and the Closing Date, unless earlier terminated.

       SECTION 6.12 CONTRACTS TO BE ASSIGNED. To the extent that any of the contracts or agreements which (i) are to be assigned to Purchaser pursuant to this Agreement or (ii) constitute an Assumed Liability, are not assignable without the consent of a third party, which contracts or agreements Seller represents are limited to those contracts or agreements identified on
Schedule 4.4 hereto, Seller shall use its best efforts to obtain the consent of the other such party to the assignment to Purchaser. If any required consent is not obtained before the Closing and the Closing is consummated, Seller agrees to use its best efforts to obtain all such required consents and to enforce, on behalf of Purchaser, the rights of Seller under any such non-assigned contracts or agreements. Seller further agrees to cooperate with Purchaser after such date in any reasonable arrangement (such as, but not limited to, sub-contracting, sub-licensing or sub-leasing) designed to ensure for Purchaser, on terms no less favorable than contemplated hereby, all of the economic benefits (after reflecting the related reasonable and necessary costs) under the applicable contracts without causing any such breach or right of termination. Sellers shall remain liable for the performance of all duties and obligations relating to any contract or agreement not properly assigned hereunder.

                                   ARTICLE 7

                       CONDITIONS TO SELLER'S OBLIGATIONS

       The obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller by written notice to Purchaser:

       SECTION 7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Purchaser shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

       SECTION 7.2 NO ACTIONS OR COURT ORDERS. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Seller materially if the transactions contemplated hereby are consummated. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

       SECTION 7.3 ASSUMPTION DOCUMENT. Purchaser shall have executed the Assumption Document.

       SECTION 7.4 ANCILLARY AGREEMENTS. Purchaser shall have executed and delivered the Ancillary Agreements to which it is a party.

       SECTION 7.5 CERTIFICATES. Purchaser shall furnish Seller with such certificates to evidence compliance with the conditions set forth in this
Article VII as may be requested by Seller.

                                   ARTICLE 8

                     CONDITIONS TO PURCHASER'S OBLIGATIONS

       The obligations of Purchaser to consummate the transactions provided for hereby are subject, in the discretion of Purchaser, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser by written notice to Seller:

       SECTION 8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Seller contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Seller shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

       SECTION 8.2 CONSENTS; REGULATORY COMPLIANCE AND APPROVAL. Any necessary consents to the assignment of all Contracts and Leases shall have been obtained, as well as the consents identified on Schedule 4.4 hereof. All Permits, consents, approvals and waivers from governmental authorities necessary to the consummation of the transactions contemplated hereby by Purchaser shall have been obtained. Purchaser shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to such transactions.

       SECTION 8.3 NO ACTIONS OR COURT ORDERS. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Purchaser, the Assets or the Business materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Purchaser to own, operate, possess or transfer the Assets after the Closing. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

       SECTION 8.4 OPINION OF COUNSEL. Seller shall have delivered to Purchaser an opinion of McDermott, Will & Emery, counsel to Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, to the effect that:

       (a     Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California;

       (b     Seller has the necessary corporate authority to enter into this
Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby;

       (c     The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller has been duly authorized, and this Agreement and each of the Ancillary Agreements to which it is a party constitute legally valid and binding obligations of Seller, enforceable against Seller, in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity) and (ii) limitations imposed by federal or state law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies;

       (d     The documents to be delivered by Seller at the Closing to
effect the transfer and assignment to Purchaser of all right, title and interest in and to the Assets are effective to do so.

       (e     The Deed of Trust creates a lien upon the fee estate of the
Olive Street Property in favor of the trustee named therein for the benefit of Purchaser. The Deed of Trust creates a perfected security interest in favor of Purchaser in any fixtures situated on the Olive Street Property and described therein and in any personal property collateral described therein.

       SECTION 8.5 CERTIFICATES. Seller shall furnish Purchaser with such certificates to evidence compliance with the conditions set forth in this
Article VIII as may be reasonably requested by Purchaser.

       SECTION 8.6 MATERIAL CHANGES. As of the Closing Date, since January 31, 1998, there shall not have been any actual or threatened adverse change in the Business or the Assets or the liabilities, earnings, results of operations, condition (financial or otherwise) or prospects of Seller.

       SECTION 8.7 CONVEYANCING DOCUMENTS; RELEASE OF ENCUMBRANCES. Seller shall have executed and delivered each of the documents described in Section
3.2 hereof so as to effect the transfer and assignment to Purchaser of all right, title and interest in and to the Assets, and Seller shall have filed (where necessary) and delivered to Purchaser the Deed of Trust and all documents necessary to release the Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Purchaser's counsel.

       SECTION 8.8 OTHER AGREEMENTS. Seller shall have executed and delivered the Ancillary Agreements in the forms attached as exhibits hereto.

       SECTION 8.9 NONFOREIGN AFFIDAVIT. Seller shall furnish Purchaser with an affidavit, stating, under penalty of perjury, such Seller's United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

       SECTION 8.10 CUSTOMER RELATIONS. Purchaser shall be satisfied with the business relationship of Seller with any customer named in Section 4.16(a)(i) of the Disclosure Schedule.

       SECTION 8.11  DUE DILIGENCE.
Purchaser shall be satisfied, in its sole discretion, with the results of its due diligence investigation.

       SECTION 8.12 FINANCING. Purchaser shall have obtained an amendment to its existing line of credit with Union Bank of California sufficient to provide Purchaser with the Cash Portion.

       SECTION 8.13 TITLE POLICY. First American Title Insurance Company ("Title Company") shall be ready, willing and able to issue at the Closing to Purchaser the Title Policy insuring that the Deed of Trust constitutes a first priority lien in favor of Purchaser against the Olive Street Property and listing therein no exclusions or exceptions to title other than those that have been reasonably approved by Purchaser in writing ("Permitted Encumbrances");

       SECTION 8.14 AGREEMENT WITH ERNST & YOUNG LLP. Purchaser shall have entered into an agreement with Ernst & Young LLP, the Seller's independent auditors, with respect an audit of the Business suitable for inclusion in a Current Report on Form 8-K, including the delivery of any consents needed from such firm related to such audit.

                                   ARTICLE 9

                                  RISK OF LOSS

       SECTION 9.1 RISK OF LOSS. From the date hereof through and including the Closing Date, all risk of loss or damage to the Assets shall be borne by Seller, and thereafter shall be borne by Purchaser. If any portion of the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of business, Seller shall give written notice to Purchaser as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction, which notice shall set forth in detail the nature of such damage or destruction, the amount of insurance, if any, covering such Assets and the amount, if any, which Seller is otherwise entitled to receive as a consequence. Prior to the Closing, in the event of damage or destruction of any Assets, Purchaser shall have the option, which shall be exercised by written notice to Seller within ten (10) calendar days after receipt of Seller's notice or if there is not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Assets in their destroyed or damaged condition in which event Purchaser shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and the Purchase Price shall be reduced by the amount, if any, mutually agreed upon between the parties, (b) excluding such Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Assets, as mutually agreed between the parties or (c) terminating this Agreement in accordance with
Section 11.1. If Purchaser accepts such Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Purchaser without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to Seller.

                                   ARTICLE 10

                                 INDEMNIFICATION

       SECTION 10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF SELLER. The representations and warranties made by Seller and Purchaser in this Agreement and any document, schedule, exhibit (other than the Hollywood Lease and the Olive Lease) or other instrument relating hereto shall survive the Closing Date for a period of two years, except that (a) with respect to taxation matters, such period shall be the longer of (i) two years and (ii) the applicable statute of limitations and (b)with respect to representations and warranties made in the Hollywood Lease or the Olive Lease, such period shall be the term of such lease. Notwithstanding anything contained in this Agreement, including, without limitation, this Section 10.1, any claims with respect to representations and warranties made in this Agreement or in any document or other instrument relating hereto shall survive and continue following the expiration of the survival periods stated above (i) if such claim is submitted in writing to the Indemnifying Party (as defined below) prior to the end of the survival periods stated in this Section 10.1 and identified as a claim for indemnification pursuant to this Agreement or (ii) if such claim is based upon fraud or willful breach or misrepresentation by Seller. In either event, such claims shall survive indefinitely. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

       SECTION 10.2 INDEMNIFICATION BY SELLER. Seller shall indemnify and hold harmless Purchaser and each of Purchaser's Affiliates, directors, officers, employees, attorneys, agents and Representatives (collectively, the "Affiliated Parties") in respect of any and all claims, losses, damages, liabilities, penalties, interest, costs and expenses, including, without limitation, reasonable attorneys', accountants' and consultants' fees and other expenses (collectively, "Damages"), incurred by Purchaser or Purchaser's Affiliated Parties, together with interest on cash disbursements in connection therewith, at an annual rate equal to the Prime Rate then in effect, from the date such cash disbursements were made by Purchaser or any of their respective Affiliated Parties until paid by Seller, in connection with, or resulting from, any or all of the following:

       (a     Any failure to perform or comply with any covenant, agreement or obligation of Seller contained in this Agreement or any document or other instrument contemplated by this Agreement;

       (b     The Barsotti Action or the Compact Storage Action;

       (c     Any injury to persons or death or property damage resulting from or contributed to by any products designed, manufactured, sold or leased by Seller or any services performed by Seller if the accident, incident or occurrence giving rise to such claim, action, lawsuit or proceeding occurred prior to the Closing Date;

       (d     Failure to obtain any consent, waiver, release or approval specified on Schedule 4.4 hereto;

       (e     Liabilities of the Seller resulting from events occurring
before or on the Closing Date, other than a liability or obligation which is included in the Assumed Liabilities; and

       (f     Any claim arising out of the failure of Seller to comply with the bulk transfer or bulk sales laws of any jurisdiction in accordance with
Section 6.11;

provided, however, that Seller's obligations set forth in this Section shall not apply to any Damages that arise from or are related to any willful misconduct or gross negligence by Purchaser and provided, further, that in no event shall Seller be required to pay Damages (including Damages payable under the Secured Indemnity Agreement) in excess of $8,000,000.

       No claim, demand, suit or cause of action shall be brought against Seller under this Section 10.2 unless and until the aggregate amount of Damages exceeds $130,000, but then Seller shall be required to pay the full amount of such Damages; PROVIDED, HOWEVER, that this limitation shall not apply to any breach of any of the Seller's representations and warranties of which Seller had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Seller of any covenant or obligation.

       Seller acknowledges and agrees that the foregoing indemnification obligation of Seller shall be an unsecured obligation of seller (and a personal liability thereof), independent of those certain indemnification obligations set forth in the Secured Indemnity Agreement.

       SECTION 10.3 INDEMNIFICATION BY SELLER FOR ENVIRONMENTAL MATTERS. For a period of two (2) years, in addition to, and not by way of limitation on, the indemnities set forth in Sec-tion 10.2, Seller shall indemnify and hold harmless Purchaser and Purchaser's Affiliated Parties in respect of any and all claims, losses, damages, liabilities, declines in value of the Assets or the Business, penalties, interest, costs and expenses (including, without limitation, reasonable attorneys', accountants', and consultants' fees and other expenses) incurred by Purchaser or Purchaser's Affiliated Parties, together with interest on cash disbursements in connection therewith, at an annual rate equal to the Prime Rate then in effect, from the date such cash disbursements were made by Purchaser or any of Purchaser's Affiliated Parties until paid by Seller, in connection with, or resulting from, any Environmental Liabilities for Pre-Closing Matters including, without limitation, any of the matters described on Schedule 4.12, regardless of the diligence performed or investigation made by Purchaser or its Representatives with respect thereto.

       SECTION 10.4 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify and hold harmless Seller in respect of any and all Damages reasonably incurred by Seller, together with interest on cash disbursements in connection therewith, at an annual rate equal to the Prime Rate then in effect, from the date that such cash disbursements were made by Seller until paid by Purchaser, in connection with, or resulting from, any or all of the following:

       (a     Any breach of any representation or warranty made by Purchaser in Article V of this Agreement or in any document or other instrument relating hereto;

       (b     Any misrepresentation contained in any written statement or certificate furnished by Purchaser to Seller pursuant to this Agreement or the Transactions;

       (c     Any failure to perform or comply with any covenant, agreement or obligation of Purchaser contained in this Agreement or any document or other instrument contemplated by this Agreement; and

       (d) Liabilities of the Business (to parties other than Seller or the shareholders or other affiliates of Seller) arising in relation to the Business, the Assets or the Assumed Liabilities (except as provided in Section 6.12 hereof) resulting from events occurring after the Closing Date;

provided, however, that Purchaser's obligations set forth in this Section shall not apply to any Damages that arise from or are related to any willful misconduct or gross negligence by Seller and provided further that in no event shall Purchaser be required to pay Damages in excess of $8,000,000.

       No claim, demand, suit or cause of action shall be brought against Purchaser under this Section 10.5 unless and until the aggregate amount of Damages exceeds $130,000, but then Purchaser shall be required to pay the full amount of such Damages; provided, however, that this limitation shall not apply to any breach of any of the Purchaser's representations and warranties of which Purchaser had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Purchaser of any covenant or obligation.

       SECTION 10.5 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Agreement, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the party obligated to provide indemnification (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation hereunder to the extent such failure does not materially prejudice the Indemnifying Party. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

       SECTION 10.6 DEFENSE OF CLAIMS. In connection with any claim giving rise to indemnity under this Agreement resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense and with counsel reasonably satisfactory to the Indemnified Party may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if (a) the Indemnifying Party acknowledges to the Indemnified Party in writing, within fifteen (15) days after receipt of notice from the Indemnified Party, its obligations to indemnify the Indemnified Party with respect to all elements of such claim based upon the facts then reasonably known to such Indemnifying Party, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against such third-party claims and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the third-party claim is not, in the good faith judgment of the Indemnified Party, likely to establish a pattern or practice adverse to the continuing business interests of the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; PROVIDED, HOWEVER, that if there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, or if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the Indemnified Party that it believes the Indemnifying Party has failed to do so, the Indemnified Party may assume the defense of such claim; PROVIDED, FURTHER, that the Indemnified Party may not settle such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld. If the Indemnified Party assumes the defense of the claim, the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of counsel retained by the Indemnified Party and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder. If the indemnification provided for in this
Article X is for
any reason unenforceable, the party against whom indemnification was sought agrees to contribute to the claims for which such indemnification is unenforceable in such proportion as is appropriate to reflect the relative fault of such party, on the one hand, and the Indemnified Party, on the other hand, as well as any other relevant equitable considerations.

       SECTION 10.7 MANNER OF INDEMNIFICATION. All indemnification payments hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability.

       SECTION 10.8 DEED OF TRUST. Seller's payment obligations under the Secured Indemnity Agreement shall be secured by the Deed of Trust. The Deed of Trust shall not secure any of Seller's other obligations under this Agreement. The Deed of Trust shall create a first priority lien in favor of Purchaser against the Olive Street Property. Purchaser's lien under the Deed of Trust shall be insured by an ALTA Lender's Title Insurance Policy issued by First American Title Insurance Company ("Title Company") in the amount of $3,000,000 ("Title Policy"). The cost of the Title Policy shall be paid by Seller. Purchaser shall re-convey the Deed of Trust upon the occurrence, and subject to the terms and conditions, set forth in Section 19 of the Deed of Trust.

                                  ARTICLE 11

                                 MISCELLANEOUS

       SECTION 11.1  TERMINATION.

       (a     TERMINATION.  This Agreement may be terminated at any time prior to Closing:

              (i0    By mutual written consent of Purchaser and Seller;

              (ii0   By Purchaser or Seller if the Closing shall not have
occurred on or before June __, 1998; PROVIDED, HOWEVER, that this provision shall not be available to Purchaser if Seller has the right to terminate this Agreement under clause (iv) of this Section 11.1, and this provision shall not be available to Seller if Purchaser has the right to terminate this Agreement under clause (iii) of this Section 11.1;

              (iii0 By Purchaser if there is a breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Purchaser) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied on or prior to the Closing Date, PROVIDED that, Purchaser may not terminate this Agreement prior to the Closing Date if Seller has not had an adequate opportunity (in any event, not to exceed ten (10) calendar days) to cure such failure;

              (iv0   By Seller if there is a material breach of any
representation or warranty set forth in Article V hereof or of any covenant or agreement to be complied with or performed by Purchaser pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied on or prior to the Closing Date, PROVIDED that, Seller may not terminate this Agreement prior to the Closing Date if Purchaser has not had an adequate opportunity (in any event, not to exceed ten (10) calendar days) to cure such failure.

       (b     IN THE EVENT OF TERMINATION.  In the event of termination of this
Agreement:

              (i0    Each party shall redeliver all documents, work papers
and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same (and shall destroy all copies in their possession); and

              (ii0   No party hereto shall have any Liability to any other
party to this Agreement, except as stated in subsections (i) and (ii) of this
Section 11.1(b) and Seller's obligations under Section 6.2, except for any willful breach of this Agreement occurring prior to the termination of this Agreement.

       SECTION 11.2 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Purchaser:                   VDI Media
                                   6920 Sunset Boulevard
                                   Los Angeles, California  90028
                                   Telecopy: (213) 957-2164
                                   Attention: Donald R. Stine

With a concurrent copy to:         Kaye, Scholer, Fierman, Hays & Handler, LLP
                                   1999 Avenue of the Stars, Suite 1600
                                   Los Angeles, California  90067
                                   Telecopy: (310) 788-1200
                                   Attention: Barry L. Dastin, Esq.
                                              Brian Hoye, Esq.

If to Seller:                      All Post, Inc.

                                   c/o McDermott, Will & Emery
                                   1301 Dove Street, Suite 500
                                   Newport Beach, California 92660
                                   Telecopy: (714) 851-9348
                                   Attention: All Post, Inc.

With a concurrent copy to:         McDermott, Will & Emery
                                   1301 Dove Street, Suite 500
                                   Newport Beach, California 92660
                                   Telecopy: (714) 851-9348
                                   Attention: John B. Miles, Esq.

With a concurrent copy to:         Westar Capital
                                   949 South Coast Drive, Suite 650
                                   Costa Mesa, California 92626
                                   Attention: Robert Polenz.

       SECTION 11.3 ASSIGNABILITY AND PARTIES IN INTEREST. This Agreement shall not be assignable by any of the parties. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

       SECTION 11.4 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

       SECTION 11.5 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

       SECTION 11.6 COMPLETE AGREEMENT. This Agreement, the Secured Indemnity Agreement, the Confidentiality Agreement, the exhibits and schedules hereto and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement among the parties with respect to the Transactions and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings.

       SECTION 11.7 MODIFICATIONS, AMENDMENTS AND WAIVERS. This Agreement may be modified, amended or otherwise supplemented only by a writing signed by Purchaser and Seller. No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

       SECTION 11.8 EXPENSES. Except as otherwise expressly provided elsewhere in this Agreement, each party shall pay all fees and expenses incurred by it in connection with the transactions contemplated by this Agreement.

       SECTION 11.9 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

       SECTION 11.10 PUBLICITY. Neither Purchaser, on the one hand, nor Seller, including Representatives or Affiliates thereof, on the other hand, shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior written approval of the other parties, except as may be required by law but only after prior written notice to the other party; provided that Purchaser shall be entitled to issue a press release regarding the Transactions upon execution of this Agreement.

       SECTION 11.11 LIMIT ON INTEREST. Notwithstanding anything in this Agreement to the contrary, no party shall be obligated to pay interest at a rate higher than the maximum rate permitted by applicable law. In the event that at any time an interest rate provided in this Agreement exceeds the maximum rate permitted by applicable law, such interest rate shall be deemed to be reduced to such maximum permissible rate.

       SECTION 11.12 ATTORNEYS' FEES AND COSTS. Each party shall bear its own expenses arising from the preparation, negotiation and delivery of this Agreement and any other document required to be delivered in connection herewith.

       SECTION 11.13 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Los Angeles, and the parties hereto irrevocably submit to the jurisdiction of such courts and waive any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

       SECTION 11.14 CONTRACT INTERPRETATION; CONSTRUCTION OF AGREEMENT.

       (a     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, preamble, recital and party references are to this Agreement unless otherwise stated. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

       (b     No party, nor its respective counsel, shall be deemed the
drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

       (c     Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

       IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

                                       ALL POST, INC., as Seller


                                       By:
                                          --------------------------------
                                          Name:
                                          Title:


                                       By:
                                          --------------------------------
                                          Name:
                                          Title:


                                       VDI MEDIA, as Purchaser


                                       By:
                                          --------------------------------
                                          Name:
                                          Title:


                                       By:
                                          --------------------------------
                                          Name:
                                          Title:

                               AGREEMENT NOT TO COMPETE

       Reference is made to that certain Asset Purchase Agreement between VDI Media, a California corporation, and All Post, Inc., a California corporation, dated as of June __, 1998 (the "Agreement"). Capitalized terms used herein without definition shall have the respective meanings set forth therefor in the Agreement. As additional consideration for the payments made or to be made by Purchaser under the Agreement, from the Closing Date to and including the second anniversary thereof Seller hereby agrees that it shall not, for any reason, directly or indirectly, engage or be interested in any business that Competes with Purchaser, and shall not, directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly-held corporation), joint venturer, officer, partner, employee or consultant, or otherwise engage or invest or participate in, any business that Competes with Purchaser. As used herein, the term "Competes with Purchaser" shall mean competing with the Business conducted by Seller at any time during the three year period preceding the date hereof in any county or any other political subdivision of any state of the United States of America or any of its possessions or territories where Seller conducted such businesses at any time during the three year period preceding the Closing Date. All of the parties agree that the duration and area for which the covenant not to compete set forth in this Agreement Not To Compete is to be effective are reasonable. In the event that any court determines that the time period or the geographical areas provided for herein, or both of them, are unreasonable and that such covenant is to that extent unenforceable, such covenant shall remain in full force and effect for the greatest time period and in the greatest geographical area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and for any other territory or possession of the United States of America where this covenant is intended to be effective.

       Notwithstanding the foregoing, the Cinetech Business shall be deemed not to Compete with Purchaser for the purposes of this Agreement Not To Compete.

       The parties agree that damages would be an inadequate remedy for Purchaser in the event of a breach or threatened breach of this Agreement Not to Compete and thus, in any such event, Purchaser may, either with or without pursuing any potential damage remedies and in addition to such remedies, immediately obtain and enforce an injunction, and/or a temporary restraining order, prohibiting any party from violating this Agreement, without having to prove actual damages or post bond.

       IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

                                       ALL POST, INC.


                                       By:
                                          --------------------------------
                                          Name:
                                          Title:


                                       By:
                                          --------------------------------
                                          Name:
                                          Title:


                                       VDI MEDIA


                                       By:
                                          --------------------------------
                                          Name:
                                          Title:


                                       By:
                                          --------------------------------
                                          Name:
                                          Title: